Exhibit 10.1
RETENTION AGREEMENT

In consideration of the promises contained herein, Olin Corporation (the “Company”) and [•] (“you”), agree effective as of this [•] day of December, 2023 (the “Effective Date”) that:

WHEREAS, you currently serve as [•] of the Company;

WHEREAS, the Company wishes to incentivize you to retain your employment with the Company during a time of executive leadership transition;

WHEREAS, you and the Company mutually desire to enter into this Retention Agreement (this “Agreement”), pursuant to which you will be entitled to certain compensation and benefits as provided in this Agreement for your continued provision of services to the Company from the Effective Date up to and including each Vesting Date (as defined in Section 1 below);

WHEREAS, compensation and benefits earned and paid pursuant to this Agreement shall be in addition to any compensation and benefits to which you may be entitled under any other program or policy of the Company; and

WHEREAS, as a condition to your right to receive such compensation and benefits provided in this Agreement, you agree to be bound by the Restrictive Covenants (as defined below).

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.Retention Bonus. You are eligible to earn a retention bonus in the aggregate amount of $[•] (the “Retention Bonus”), subject to the terms and conditions set forth in this Agreement. You are eligible to earn or become vested in your Retention Bonus according to the schedule set forth in the table below, contingent on you satisfying the following requirements, in each case from the Effective Date through the applicable “Vesting Date” (as set forth below): (i) you remaining continuously employed with the Company (which shall include its subsidiaries or affiliates), and (ii) you must be employed in your current role or another role offered by the Company.

Vesting Date	Percentage of Retention Bonus Vested
July 1, 2024	10%
January 1, 2025	20%
July 1, 2025	30%
January 1, 2026	40%

2.Payment of Retention Bonus. The Company shall pay you the portion of your Retention Bonus (less applicable taxes) in which you have become vested in a cash lump sum payment within thirty (30) days following the applicable Vesting Date.

3.Treatment of Retention Bonus on Termination of Employment.

(a)In the event your employment with the Company (including its subsidiaries and affiliates) is terminated by the Company other than for Cause (as defined in subsection (d), below) or terminates as a result of your death or Disability (as such term is defined in the Olin Corporation Change in Control Severance Plan for Section 16(b) Officers adopted effective January 27, 2019 and any successor plan (the “Change in Control Severance Plan”)), all unvested portions of the Retention Bonus will become vested

Exhibit 10.1
immediately and be paid in a cash lump sum (i) in the event of termination without Cause, within thirty (30) days following the effective date of your termination, and (ii) in the event of termination as a result of your death or Disability, as soon as practicable, but in all respects within the “short-term deferral” period contemplated by Section 409A (as defined in Section 16 below).

(b)In the event your employment is terminated by you for any reason prior to a Vesting Date, you shall immediately and automatically forfeit any portion of the Retention Bonus in which you have not yet become vested.

(c)In the event your employment with the Company is terminated for Cause (as defined in subsection (d), below) or the Company determines that you have violated any restrictive covenant obligation in favor of the Company to which you are bound (including, but not limited to, the restrictive covenants set forth in this Agreement (the “Restrictive Covenants”), you shall forfeit your right to any amount of Retention Bonus that you have not yet received.

(d)For purposes of this Agreement, “Cause” means: (i) your intentional breach of any Restrictive Covenants; (ii) your willful and continued failure to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness or injury); (iii) your willfully engaging in gross misconduct that is significantly and demonstrably financially injurious to the Company; (iv) your willful breach of the Company’s Code of Conduct (or any successor or replacement code or policy); or (v) your willful misconduct in the course of your employment which is a felony or fraud. No act or failure to act on your part will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of the Company or not opposed to the interests of the Company and unless the act or failure to act has not been cured by you within fourteen (14) days after written notice to you specifying the nature of such violations. Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause without reasonable written notice to you setting forth the reasons for the Company’s intention to terminate for Cause.

4.Treatment of Termination Bonus on Change in Control. In the event of a Change in Control (as defined in the Change in Control Severance Plan), all unvested portions of the Retention Bonus will become vested immediately and be paid in a cash lump sum simultaneously with the closing of the Change in Control transaction.

5.Confidentiality.

(a)You agree not to disclose, during your employment with the Company or at any time thereafter, to any person not employed by the Company, or not engaged to render service to the Company, any confidential information obtained by you while in the employ of the Company, including, without limitation, trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, budgets, cost information, formulae, processes, manufacturing equipment, compositions, computer programs, databases and tapes and films relating to the business of the Company and its subsidiaries and affiliates (including majority-owned companies of such subsidiaries and affiliates); provided, however, that this provision shall not preclude you from disclosing information (i) known generally to the public (other than pursuant to your act or omission) or (ii) to the extent required by law or court order.

(b)You also agree that upon leaving the Company’s employ, you will not take with you, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, specification or other document of the Company, its subsidiaries or affiliates, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.

Exhibit 10.1

(c)You also agree to comply with any other agreement with or obligation to the Company for the protection of the Company’s confidential information, intellectual property, or proprietary information.

(d)You agree that you will retain your fiduciary responsibilities to the Company after your termination of employment to the extent provided by law. In addition, you agree to continue to abide by applicable provisions of the principles and guidelines set forth in the Company’s Code of Conduct (or any successor or replacement code or policy).

(e)Notwithstanding the foregoing, nothing in this Agreement shall prevent you from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended). Furthermore, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

(f)For purposes of the Restrictive Covenants, the Company shall be deemed to include the Company and each of its subsidiaries and affiliates.

6.Non-Competition. You agree that, during the period beginning on the date of this Agreement and ending on the day that is 12 months following the effective date of termination of your employment with the Company (the “Restriction Period”) you will not, directly or indirectly, render services for any corporation, partnership, sole proprietorship or any other person or entity or engage in any business which, in the reasonable judgment of the Company, is or becomes competitive with the Company, or which is or becomes otherwise prejudicial to or in conflict with the interests of the Company (such judgment to be based on the your positions and responsibilities while employed by the Company, your post-employment responsibilities and position with such corporation, partnership, sole proprietorship, person, entity or business, the extent of past, current and potential competition or conflict between the Company and such other corporation, partnership, sole proprietorship, person, entity or business, the effect on customers, suppliers and competitors of yours assuming such post-employment position, the guidelines established in the then-current edition of the Company’s Code of Conduct, and such other considerations as are deemed relevant given the applicable facts and circumstances), provided that you shall be free to (i) purchase as an investment or otherwise, stock or other securities of such corporation, partnership, sole proprietorship, person, entity or business so long as they are listed upon a recognized securities exchange or traded over the counter and such investment does not represent a substantial investment to you or a greater than 1% equity interest in such corporation, partnership, sole proprietorship, person, entity or business and (ii) render services (including as an employee) to any customer or supplier of the Company, provided that such customer or supplier does not offer, produce or supply any products that are competitive with those offered, produced or supplied by the Company, except in the case of a customer’s consequential generation or supply of a by-product or waste HCl or chlorinated hydrocarbon byproducts (RCls).

7.Non-Solicitation; Non-Interference with Key Relationships.

(a)You agree that, during the Restriction Period, you will not directly or indirectly, for yourself or any other person, corporation, partnership, sole proprietorship, entity or business: (i) employ or attempt to employ, solicit or enter into any contractual agreement with any employee or former employee

Exhibit 10.1
of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months; (ii) call on or solicit any of the actual or targeted prospective customers of the Company on behalf of any corporation, partnership, sole proprietorship, person, entity or business in connection with any business competitive with the Company’s business; or (iii) make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers.

(b)In addition, you agree that during the Restriction Period, you will not interfere with the business relationships of the Company with any customer or client of the Company at any time during the six month period immediately preceding the action and any prospective customer or client to whom the Company made a new business presentation (or similar offering of services) at any time during the six months preceding the action, in a manner that could materially and adversely impact the financial performance of the Company.

8.Non-Disparagement and Legal Cooperation.

(a)You agree that, during the Restriction Period and at any time thereafter, you will not make, or assist, encourage, discuss, cooperate, incite or otherwise confer with or aid any others in making, any statement that intentionally disparages the Company, its business, services or products, or any of the Company’s respective officers, directors, employees, advisors or reputations unless, in each case, in the context of a legal process (including, without limitation, litigation between you and the Company), required governmental testimony or filings, any administrative or arbitral proceedings (including, without limitation, arbitration between you and the Company) or as otherwise required by law. Notwithstanding the foregoing, in no event will you be prohibited from making truthful statements with respect to questions from a prospective future employer.

(b)You also agree that, during the Restriction Period, you will reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future that relate to events or occurrences that occurred while you were employed or providing services to the Company and of which you have relevant knowledge. Your reasonable cooperation in connection with such claims or actions will include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Company, being available for interviews, depositions and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board’s reasonable request responding to any inquiries about the particular matter. You further agree to cooperate with the Company reasonably and truthfully in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while you were employed with or providing services to the Company and of which you have relevant knowledge. The Company will promptly pay (or reimburse) you (i) for any and all reasonable out-of-pocket expenses incurred by you in connection with such cooperation and (ii) a reasonable hourly rate determined by the Company for all time provided pursuant to this paragraph in excess of 20 hours.

9.Return of Property. You agree that no later than your last day of employment with the Company, you will return any and all property, including all copies or duplicates thereof, belonging to the Company, including but not limited to, keys, key cards, security cards, identification badges, records, papers, files, blueprints, documents, equipment, phone, computer equipment and software, computer disks, thumb drives, supplies, customer or client lists and customer or client information, and all copies thereof and any other Company property under your control.

10.Reasonableness. You agree that (a) the Restrictive Covenants are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong or unfair and are not the result of overreaching, duress or coercion of any kind, (b) your full, uninhibited and faithful observance of each of the Restrictive Covenants will not cause you any undue hardship, financial or

Exhibit 10.1
otherwise, and that enforcement of each of the Restrictive Covenants will not impair your ability to obtain employment commensurate with your abilities and on terms fully acceptable to you or otherwise to obtain income required for the comfortable support of you and your family and the satisfaction of the needs of your credits and (c) the Restrictive Covenants are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company and the Company’s successors and permitted assigns.

11.Equitable Relief.

(a)You acknowledge and agree that any violation of the Restrictive Covenants would cause the Company irreparable damage and that if you breach or threaten to breach such provisions, the Company will be entitled, in addition to any other rights and remedies the Company may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.

(b)In the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of this Agreement or any of the Restrictive Covenants (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.

(c)You and the Company irrevocable and unconditionally (i) agree that any suit, action or legal proceeding arising out of the Restrictive Covenants or this Agreement, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court whose jurisdiction includes Clayton, Missouri, or if such court not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Missouri, (ii) consent to the non-exclusive jurisdiction of any court in any such suit, action or proceeding and (iii) waive any objection which you may have to the laying of venue of any such suit, action or proceeding in any such court.

12.No Contract of Employment. Nothing in this Agreement should be construed as a promise of employment for a specified period of time. You understand and agree that you are employed by the Company on an employment at-will basis and that either you or the Company may terminate the employment relationship at any time and for any reason not prohibited by law.

13.Amendment; Assignment. You and the Company understand and agree that this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement. You may not assign your right to any Retention Bonus payment, nor shall any Retention Bonus payment be subject to any domestic relations order.

14.Entire Agreement; Waiver. You and the Company understand and agree that this Agreement sets forth the entire agreement between you and the Company concerning the subject matter herein, and that it fully supersedes any prior obligation of the Company to you, as well as any agreements between you and the Company, other than the Non-Competition Restrictions and all provisions of award agreements with respect to equity awards granted to you during your employment with the Company designed to survive the termination of your employment with the Company. You acknowledge and affirm that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those that are set forth in this Agreement. One or more waivers of a breach of any covenant, term or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term or

Exhibit 10.1
provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term or provision.

15. 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and applicable administrative guidance and regulations (collectively, “Section 409A”) or an exception thereunder and shall be interpreted, construed and administered in accordance therewith. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A and that are payable due to your separation from service shall be made to you prior to the date that is six months after the Separation Date or, if earlier, your date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the first payroll date following the date that is six months after the Separation Date. To the extent that any reimbursements are taxable to you, any such reimbursement payment due to you shall be paid to you in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year. For purposes of Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you as a result of this Agreement failing to comply with Section 409A.

16.Governing Law; Arbitration. This Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law). In the event of any dispute under the provision of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall have the dispute, controversy or claim settled by arbitration at the Company’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. Any award entered by the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

17.Miscellaneous. This Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument. A signature made on an electronically mailed copy of the Agreement or a signature transmitted by electronic mail or pdf shall have the same effect as the original signature. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives, agents, attorneys, executors, administrators, heirs, successors and assigns.

[signatures follow on the next page]

Exhibit 10.1

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily entered into this Transition Agreement as of the [•] day of December, 2023:

OLIN CORPORATION

_______________________
[Company Signatory]
[Title]

_______________________
[Recipient]
[Recipient Title]